Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2013 Results
OLD GREENWICH, Connecticut—November 12, 2013
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended September 30, 2013.
Summary of Financial Results

•	Net income for the quarter of $6.8 million, or $0.74 per share.

•	Primary positive contributors to net income were interest income and net change in unrealized gains and losses on real estate securities.

•	Core Earnings[1] for the quarter was $5.6 million, or $0.61 per share.

•
Book value increased 1.2% to $18.80 per share as of September 30, 2013 from $18.57 per share as of June 30, 2013, after giving effect to a third quarter dividend of $0.50 per share, payable on October 25, 2013.

•	Asset prices recovered some of the losses incurred during the late spring and early summer.

•	Net interest margin increased to 1.77% for the third quarter as compared to 1.63% for the second quarter.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 3.6% CPR for the third quarter, as compared to 1.7% for the second quarter.

•	Dividend yield of 13.7% based on November 8, 2013 closing stock price of $14.63.

•	Debt-to-equity ratio of 7.5:1 as of September 30, 2013.
Third Quarter 2013 Results
For the quarter ended September 30, 2013, the Company had net income of $6.8 million, or $0.74 per share. The primary drivers of net income were interest income and net realized and unrealized gains stemming from increases in value of the Company's portfolio of real estate securities, principally Agency RMBS. These positive contributors were partially offset, however, by net realized and unrealized losses on the Company's interest rate hedges.
As of September 30, 2013, the Company's real estate securities consisted of $1.386 billion of fixed rate Agency "specified" pools, $31.7 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $8.3 million of Agency fixed rate reverse mortgage pools, $12.7 million of Agency interest only securities, or "Agency IOs," and $34.5 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
Agency pool and ARM prices, which had plummeted in the second quarter, continued to fall in the early part of the third quarter, with the Federal Reserve seemingly poised to begin the long-dreaded "tapering" of its accommodative monetary policies, including a reduction in its "QE3" monthly bond purchases. The benchmark 10-year U.S. Treasury yield rose as high as 3.00% by early September, its highest level in almost two years, up sharply from 2.49% as of June 30, 2013 and 1.63% in early May 2013. Other fixed-income sectors also declined, but Agency RMBS were among the hardest hit. During the month of August, the Company's non-Agency RMBS assets rallied as this sector began to reverse some of the losses of late spring and early summer. Following the September 18th surprise announcement by the Federal Reserve that it would not begin tapering its assets purchases under QE3, Agency RMBS also rallied, recovering some of the losses incurred previously. Net realized and unrealized gains from the Company's real estate securities were $6.1 million for the quarter ended September 30, 2013.
While prices of specified pools improved in the third quarter, their performance lagged that of benchmark TBA passthroughs. The lag in specified pool performance was the result of several factors. First, the Federal Reserve’s purchases of TBAs continued unabated; this ongoing purchase activity not only supports TBA prices, but the resulting settlement activity creates short-term scarcity for TBA-eligible securities, enabling TBA investors to benefit from the supplemental income provided by the TBA roll market. Second, with interest rates still higher than they were earlier in the year, and with many market participants still reeling from the second quarter collapse in specified pool pay-ups, the market remains reluctant to assign value to the prepayment protection associated with specified pools. Third, Agency mortgage REITs, which until May of this year had very strong demand for specified pools as they grew their capital base with a record volume of follow-on equity offerings, have had to step back from incremental purchases, as they have lowered their leverage in response to recent interest rate volatility, and are effectively unable to raise additional equity capital. Finally, with interest rates higher, specified pools now have a longer duration (and therefore greater price fluctuation) than they have had in the recent past; as a result, they may become less

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

attractive assets for large U.S. banks to hold in light of recent changes to regulatory capital rules, which will essentially force these banks to charge unrealized losses on available-for-sale assets against their regulatory capital.
Active trading of both assets and hedges has, and continues to be, a key element of the Company’s Agency strategy. The third quarter provided the Company an excellent opportunity to upgrade its portfolio into higher coupon specified pools with much stronger prepayment protection. With the Federal Reserve continuing to focus its efforts on TBAs as opposed to specified pools, and with traditional specified pool buyers (such as Agency mortgage REITs) much less active in the market, the Company believes that specified pools now offer extremely attractive yields relative to previous periods. In Agency ARMs—a sector that the Company had not considered particularly attractive prior to the third quarter—recent heavy selling by mortgage REITs enabled the Company to add to its overall positions at price levels that the Company believed offered excellent relative value. Given the recent volatility and opportunities in this sector, the Company expects to be more active in Agency ARMs over the near-term.
The Company uses a mix of interest rate swaps, swaptions, and short TBA positions to hedge against the risk of rising interest rates. Even though longer-term interest rates were generally higher at September 30, 2013 as compared to June 30, 2013, the Company recognized net realized and unrealized losses on its interest rate hedges during the third quarter. These losses resulted from the combination of the dynamic nature of the Company's hedging strategy, the timing of entering into hedging transactions, and the extreme upward and downward movements in interest rates throughout the quarter. As of September 30, 2013, the Company's hedging portfolio consisted of $755.9 million (notional amount) of fixed payer interest rate swaps with a weighted average remaining term of approximately 8.8 years, $451.4 million (underlying market value) of short TBA positions, and $22.0 million (notional amount) of 1-year into 10-year fixed payer swaptions.
For the quarter ended September 30, 2013, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 3.09%, while the Company’s weighted average cost of funds including interest rate swaps was 1.32%, resulting in a net interest margin for the quarter of 1.77%. In comparison, for the quarter ended June 30, 2013, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 2.82%, while the weighted average cost of funds including interest rate swaps was 1.19%, resulting in a net interest margin of 1.63%.
Volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. In its September statement, the Federal Open Market Committee noted the recent spike in mortgage rates, the persistence of inflation below its 2% objective level, and the lack of expansionary fiscal policy as posing risks to the economic recovery. While the Federal Reserve's eventual exit from quantitative easing could expand the opportunities for the Company in the Agency RMBS market in the long-term, it will no doubt cause a period of significant volatility. This reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs.
During the third quarter, non-Agency RMBS prices recovered somewhat from the pricing declines that resulted from the broad sell-off in fixed income markets that occurred in the late spring and early summer. The Company remains positive in its outlook for non-Agency MBS, both on fundamental and technical grounds. On the fundamental side, while the Company expects that the recent increases in mortgage rates will slow the pace of home price appreciation, it still expects that home prices—which continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS—will continue to appreciate for the next few years. On the technical side, there is likely to be less near-term supply of more distressed non-Agency MBS from the GSEs, as their portfolio sales continue to be concentrated in their less distressed inventory. In addition, during the third quarter U.S. banking regulators adopted revised capital rules for large interconnected U.S. banks and their holding companies. These "Supplementary Leverage Ratio" rules, which will set caps on absolute total leverage (as opposed to trying to measure and limit risk-adjusted leverage), make certain higher-risk assets, such as non-Agency MBS, relatively more attractive for large U.S. banks to hold, thereby reducing potential selling pressure. As of September 30, 2013, the Company's non-Agency RMBS portfolio was $34.5 million as compared to $38.8 million as of June 30, 2013.
The Company's book value per share was $18.80 as of September 30, 2013, after giving effect to a third quarter dividend of $0.50 per share, a 1.2% increase from book value per share as of June 30, 2013 of $18.57. The third quarter dividend of $0.50 per share was declared in September 2013 and paid in October 2013.
For the quarter ended September 30, 2013, Core Earnings was $5.6 million, or $0.61 per share, as compared to $1.3 million or $0.21 per share for the quarter ended June 30, 2013. The increase in Core Earnings in the third quarter is primarily due to the increase in the weighted average holdings of investments period-over-period as the Company was fully invested over the third quarter of 2013 whereas it was not fully invested for all of the second quarter following the initial public offering which was completed in May 2013. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
"In spite of the continued extreme volatility in the Agency RMBS market, we are pleased to have increased not only our book value per share in the third quarter, but also our net interest margin" said Laurence Penn, Chief Executive Officer and President of the Company. "Our non-annualized return on equity for the quarter was 4.0%, and as a result we have already effectively erased about 70% of our second quarter loss. Market dislocations continue to create excellent buying opportunities. In particular, even though interest rates have fallen significantly from their recent highs, pay-ups for many of the prepayment-protected specified pools that we are acquiring are only a fraction of what they were earlier in the year. These opportunities have enabled us to further enhance our portfolio and our net interest margins. With the outlook for U.S. interest rates still uncertain, our focus on actively and dynamically hedging our interest rate risk is as important as ever in avoiding steep book declines. Active portfolio management continues to be a core tenet of our business model. Our non-Agency RMBS, while a small part of our portfolio, performed well during the quarter. We continue to focus considerable resources on our research and analytics efforts, which as always play a major role in informing our portfolio management decisions in both our Agency and non-Agency strategies."
Real Estate Securities
The following table summarizes the Company's portfolio of real estate securities as of September 30, 2013 and June 30, 2013:

	September 30, 2013					June 30, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$192,906	$199,450	$103.39	$200,231	$103.80	$138,155	$142,249	$102.96	$144,771	$104.79
30-year fixed rate mortgages	1,165,255	1,194,445	102.51	1,211,128	103.94	1,142,993	1,160,516	101.53	1,204,637	105.39
ARMs	29,840	31,707	106.26	31,538	105.69	—	—	—	—	—
Total Agency RMBS	1,388,001	1,425,602	102.71	1,442,897	103.96	1,281,148	1,302,765	101.69	1,349,408	105.33
Non-Agency RMBS	55,798	34,467	61.77	33,823	60.62	62,358	38,810	62.24	38,708	62.07
Total RMBS(2)	1,443,799	1,460,069	101.13	1,476,720	102.28	1,343,506	1,341,575	99.86	1,388,116	103.32
Agency IOs	n/a	12,722	n/a	11,355	n/a	n/a	9,904	n/a	8,886	n/a
Total Real Estate Securities		$1,472,791		$1,488,075			$1,351,479		$1,397,002

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Weighted average holdings based on amortized cost was $1.453 billion and $611.6 million for the three month periods ended September 30, 2013 and June 30, 2013, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of the Company's financial derivatives as of September 30, 2013 and June 30, 2013:

	September 30, 2013	June 30, 2013
Financial derivative assets, at fair value:	(In thousands)
TBA securities purchase contracts	$104	$169
TBA securities sale contracts	—	4,581
Fixed payer interest rate swaps	23,077	26,516
	23,181	31,266
Financial derivative liabilities, at fair value:
TBA securities purchase contracts	—	(1,923)
TBA securities sale contracts	(5,572)	(737)
Fixed payer interest rate swaps	(1,409)	(320)
Fixed payer swaptions	(86)	—
	(7,067)	(2,980)
Total	$16,114	$28,286

Interest Rate Swaps
The following table provides details about the Company's interest rate swaps as of September 30, 2013 and June 30, 2013:

	September 30, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$38,000	$(204)	0.89%	0.26%	2.88
2017	109,000	(696)	1.20	0.26	3.82
2018	90,000	1,773	0.88	0.27	4.60
2020	235,900	6,054	1.57	0.26	6.65
2023	213,000	9,279	2.14	0.26	9.65
2043	70,000	5,462	3.20	0.26	29.68
Total	$755,900	$21,668	1.71%	0.26%	8.79

	June 30, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$40,000	$181	1.05%	0.27%	3.95
2018	183,000	4,117	1.03	0.27	4.89
2020	271,900	8,711	1.61	0.27	6.90
2023	204,000	10,192	2.10	0.27	9.89
2043	82,000	2,995	3.25	0.26	29.94
Total	$780,900	$26,196	1.74%	0.27%	9.48
Interest Rate Swaptions
As of September 30, 2013, the Company had one outstanding swaption contract, which was a fixed payer swaption with a notional value of $22.0 million and a remaining term to expiration of approximately 12 months. The underlying swap has a fixed pay rate of 3.31% and a term of 10 years.
TBAs
The following table provides (in thousands) additional information about the Company's TBAs as of September 30, 2013 and June 30, 2013:

	September 30, 2013				June 30, 2013
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
Purchase contracts:
Assets	$3,350	$3,169	$3,273	$104	$29,350	$28,519	$28,688	$169
Liabilities	—	—	—	—	45,000	45,909	43,986	(1,923)
Sale contracts:
Assets	—	—	—	—	(324,864)	(336,878)	(332,297)	4,581
Liabilities	(438,579)	(449,060)	(454,632)	(5,572)	(95,300)	(96,207)	(96,944)	(737)
Total TBA securities, net	$(435,229)	$(445,891)	$(451,359)	$(5,468)	$(345,814)	$(358,657)	$(356,567)	$2,090

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets at fair value and Financial derivatives-liabilities at fair value on our Consolidated Balance Sheet, for the respective period end.

The Company primarily uses TBAs to hedge interest rate risk, but from time to time it also holds net long positions in certain TBA securities as a means of acquiring exposure to Agency RMBS.
Interest Rate Sensitivity
The following table summarizes, as of September 30, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$514	$(588)
Agency Fixed Pools and IOs	36,478	(42,968)
TBAs	(11,127)	13,225
Non-Agency RMBS	374	(358)
Interest Rate Swaps	(27,109)	25,604
Swaptions	(335)	503
Repurchase Agreements	(727)	925
Total	$(1,932)	$(3,657)
(1) Based on the market environment as of September 30, 2013. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.
Repo Borrowings
The following table details the Company's outstanding borrowings under repo agreements as of September 30, 2013 and June 30, 2013:

	September 30, 2013			June 30, 2013
		Weighted Average			Weighted Average
Original Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$513,660	0.36%	11	$700,812	0.38%	15
31-60 days	412,485	0.38	45	289,830	0.37	44
61-90 days	143,530	0.38	74	225,054	0.37	74
91-120 days	28,897	0.39	105	—	—	—
121-150 days	99,464	0.42	136	—	—	—
151-180 days	94,910	0.41	164	—	—	—
Total	$1,292,946	0.38%	52	$1,215,696	0.37%	33
If the periodic costs associated with interest rate swaps is included in the cost of funds, total cost of funds for the three month periods ended September 30, 2013 and June 30, 2013, was 1.32% and 1.19%, respectively.
As of September 30, 2013, the Company had no outstanding borrowings other than under repurchase agreements. The Company's repo borrowings were with seven counterparties as of September 30, 2013 and it had nine available counterparties at that date. As of September 30, 2013, all of the Company's outstanding borrowings were related to Agency RMBS.

Other
The Company incurs an annual base management fee in an amount equal to 1.5% of shareholders' equity (as defined in its management agreement), which is payable quarterly in arrears. The Company expects that, based on its current level of shareholders' equity, its base management fee and operating expenses will, together, approximate 3.3% of shareholders' equity, on an annualized basis. Operating expenses exclude interest expense.
Dividends
On September 17, 2013, the Company's Board of Trustees declared a third quarter dividend of $4.6 million, or $0.50 per share, which was paid on October 25, 2013 to shareholders of record on September 27, 2013.
Share Repurchase Program
On August 13, 2013, the Company's Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has not repurchased any shares under the plan.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and unrealized gains and losses on real estate securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe Core Earnings provides information useful to investors because it is a metric used by management to assess our performance and to evaluate the effective net yield provided by our portfolio. Moreover, one of our objectives is to generate income from the net interest margin on our portfolio and we use Core Earnings to help measure the extent to which we are achieving this objective. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended September 30, 2013 and June 30, 2013, the Company's Core Earnings on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended September 30, 2013	Three Month Period Ended June 30, 2013
Net Income (Loss)	$6,785	$(9,704)
Less:
Net realized losses on real estate securities	(24,173)	(3,006)
Net realized gains on financial derivatives, excluding periodic payments(1)	4,224	8,445
Change in net unrealized gains (losses) on real estate securities	30,239	(45,784)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(9,063)	29,328
Sub-Total	1,227	(11,017)
Core Earnings	$5,558	$1,313
Weighted Average Shares Outstanding	9,133,940	6,248,763
Core Earnings Per Share	$0.61	$0.21

(1)
For the three month period ended September 30, 2013, represents Net realized gains on financial derivatives of $4,273 thousand less Net realized gains (losses) on periodic settlements of interest rate swaps of $49 thousand. For the three month period ended June 30, 2013, represents Net realized gains on financial derivatives of $8,376 thousand less Net realized gains (losses) on periodic settlements of interest rate swaps of $(69) thousand.

(2)
For the three month period ended September 30, 2013, represents Net change in unrealized gains (losses) on financial derivatives of $(12,172) thousand less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(3,109) thousand. For the three month period ended June 30, 2013, represents Net change in unrealized gains (losses) on financial derivatives of $28,286 thousand less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,042) thousand.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust, or "REIT," that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, or "RMBS," for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. The Company intends to make the election to be taxed as a REIT when it files its tax return for the short taxable period May 1, 2013 through December 31, 2013. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 13, 2013, to discuss its financial results for the quarter ended September 30, 2013. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 69884384. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 13, 2013, at approximately 2:00 p.m. Eastern Time through Wednesday, November 20, 2013 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 69884384. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, management's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company's share repurchase program, including the amount of shares to be repurchased, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2013	June 30, 2013	September 30, 2013
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,223	$4,310	$15,815
Interest expense	(1,248)	(525)	(1,773)
Total net interest income	9,975	3,785	14,042
EXPENSES
Management fees	644	703	1,466
Professional fees	200	237	468
Other operating expenses	513	421	980
Total expenses	1,357	1,361	2,914
OTHER INCOME (LOSS)
Net realized losses on real estate securities	(24,173)	(3,006)	(26,290)
Net realized gains on financial derivatives	4,273	8,376	12,650
Change in net unrealized gains (losses) on real estate securities	30,239	(45,784)	(15,391)
Change in net unrealized gains (losses) on financial derivatives	(12,172)	28,286	16,114
Total other income (loss)	(1,833)	(12,128)	(12,917)
NET INCOME (LOSS)	$6,785	$(9,704)	$(1,789)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.74	$(1.55)	$(0.31)
WEIGHTED AVERAGE SHARES OUTSTANDING	9,133,940	6,248,763	5,699,501

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2013	June 30, 2013	December 31, 2012(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$44,331	$52,345	$18,161
Real estate securities, at fair value	1,472,791	1,351,479	13,596
Due from brokers	13,724	41,604	—
Financial derivatives-assets at fair value	23,181	31,266	—
Receivable for securities sold	55,060	15,963	—
Interest receivable	4,370	3,943	39
Other assets	261	367	360
Total Assets	$1,613,718	$1,496,967	$32,156
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,292,946	$1,215,696	$—
Payable for securities purchased	113,173	77,136	—
Due to brokers	22,160	27,887	—
Financial derivatives-liabilities at fair value	7,067	2,980	—
Dividend payable	4,569	1,279	—
Accrued expenses	730	1,360	1,076
Management fee payable	644	703	116
Interest payable	597	353	—
Total Liabilities	1,441,886	1,327,394	1,192
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,139,842, 9,133,378, and 1,633,378 shares issued and outstanding, respectively)	91	91	16
Additional paid-in-capital	181,104	181,061	32,674
Accumulated deficit	(9,363)	(11,579)	(1,726)
Total Shareholders' Equity	171,832	169,573	30,964
Total Liabilities and Shareholders' Equity	$1,613,718	$1,496,967	$32,156

(1)	Derived from audited financial statements as of December 31, 2012.